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Pricing Supplement dated March 10, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	               TOYOTA MOTOR CREDIT CORPORATION

	         Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $100,000,000		     Trade Date: March 10, 2005
Issue Price: See "Plan of Distribution"	     Original Issue Date: March 15, 2005
Initial Interest Rate:  See "Additional      Net Proceeds to Issuer: $99,970,000
  Terms of the Notes -- Interest"	     Principal's Discount
Interest Payment Period: Monthly	        or Commission: 0.03%
Stated Maturity Date: September 18, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		   (Fixed Rate Commencement
              (Fixed Interest Rate): 	            Date):
  [ ]  Other Floating Rate Note			   (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate	 [ ]  Federal Funds Rate
           [X]  LIBOR       [ ]  Treasury Rate	    [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: April 18, 2005	   Spread (+/-): -0.06%
  Interest Rate Reset Period: Monthly		   Spread Multiplier:  N/A
  Interest Reset Dates: the 18th of each	   Maximum Interest Rate: N/A
     calendar month, commencing April 18, 2005
  Interest Payment Dates: the 18th of each	   Minimum Interest Rate:  N/A
     calendar month, commencing April 18, 2005	   Index Maturity: 1 month
  						   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from March 15, 2005 to September 18, 2006
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %
Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                           ___________________________

                         Dresdner Kleinwort Wasserstein

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                         ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on March 11, 2005 minus 0.06%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated March 10, 2005 and an Appointment Agreement Confirmation dated March 10, 2005 (collectively, the "Agreement") between TMCC and Dresdner Kleinwort Wasserstein Securities LLC ("Dresdner"), Dresdner, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. Dresdner may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Agreement, Dresdner is committed to take and pay for all of the Notes offered hereby if any are taken.